SLM Corporation Q1 2010 Investor Presentation

This presentation contains forward-looking statements and information based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, increases in financing costs; limits on liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could be affected by: changes in or the termination of various liquidity programs implemented by the federal government; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments, and in the securitization markets, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this presentation are qualified by these cautionary statements and are made only as of the date of this document. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company's expectations. Forward-Looking Statements 2

SLM Corporation Overview 3

SLM CORPORATION #1 originator of student loans in the U.S. education lending market #1 servicer and collector of student loans in the U.S. currently servicing $200.6 billion in assets including $26.9 billion for third parties, including the Department of Education (ED) Fully independent private sector company with scale and a broad franchise, traded on the NYSE $181.9 billion managed student loan portfolio, 81% of which is U.S. government guaranteed At quarter-end, 95% of managed student loans were funded with term liabilities As of March 31, 2010 4

Life stage Customer Strategy Sallie Mae offers an unmatched, integrated suite of Saving, Planning, and Paying for College SM products and services 5

SLM CORPORATION UPDATE Student Loan Reform Passed with Health Care Reform-Signed into Law 3/24/2010 US Government will be sole originators of federal guaranteed student loans effective 7/1/2010 Managed student loans outstanding increased to $182 billion at 3/31/2010 Originated $7.7 billion in federal student loans, a 16% increase over prior year period Originated $840 million private education loans in Q1 2010 Student loan legislation, Ensuring Continued Access to Student Loan Act (ECASLA), passed by Congress in May 2008, expires July 2010 ED Loan Purchase Commitment Program At 3/31/2010, $15.7 billion of loans funded under this program ED Conduit - Straight A Funding launched 5/11/2009, no new advances as of June 30, 2010, and set to expire January 14, 2014 Funding $15.0 billion at 3/31/10 Completed $1.6 billion Private Credit ABS in Q1 2010 Issued $1.5 billion Unsecured Debt- First issuance since early 2008 "Core Earnings" net income for Q1 2010 of $212 million including restructuring charges and debt repurchasing gains "Core Earnings" operating expenses for Q1 2010 totaled $318 million representing a 12% increase from the prior-year period Upromise manages $25 billion in 529 college savings plans with 12 million members enrolled in the member rewards programs 6

A Brief Corporate History 1 Currently known as the Federal Family Education Loan Program (FFELP). SLM Corporate Debt Ratings SLM Corporate Debt Ratings SLM Corporate Debt Ratings SLM Corporate Debt Ratings Moody's S & P Fitch Long-Term Ba1 BBB- BBB- Short-Term Not-Prime A-3 F3 Outlook Neg. Neg. Stable Managed Loan Portfolio Managed Loan Portfolio Managed Loan Portfolio Loan Type $B % FFELP Loans $146.5 81% Private Education 35.4 19% Total Portfolio $ 181.9 100% As 3/31/2010 As of 3/31/2010 7

Q110 "CORE EARNINGS" SUMMARY 8

Q110 "Core Earnings" Summary EPS Breakdown Q110 Q409 Q109 Reported "Core Earnings" $0.39 $0.41 ($0.03) Impacted by: Gains on Debt Repurchases $0.11 $0.09 $0.09 Induced Conversion of Series C Preferred Stock - ($0.06) - Restructuring Charges ($0.04) ($0.01) ($0.01) Loss on GRP - ($0.19) ($0.10) Non-Mortgage Purchased Paper Impairments - ($0.07) ($0.00) CP-LIBOR Impact $0.02 $0.01 ($0.19) Participation Program Interest Rate Lag - $0.00 ($0.05) Economic Floor Income not included in "Core Earnings" ($0.01) ($0.03) ($0.17) 9

Fee Income & Other Income Loan Servicing including ED Servicing Contract Currently 2 million accounts Collecting on behalf of the Dept of Education for close to ten years Contingency Inventory of $11 billion Upromise - largest private source of 529 plans Guarantor Servicing for student loans APG is re-focused on student loan contingency and collections 10 (CHART)

Lending Segment Earnings Detail ($ millions) Q110 Q409 Q109 FFELP Originations $7,713 $4,462 $6,638 Private Originations $840 $381 $1,516 Total Originations $8,553 $4,843 $8,154 Average Managed Student Loans $181,533 $179,241 $185,239 Net Student Loan Spread - Total 1.64% 1.63% 1.20% Net Student Loan Spread - Private Education 4.56% 4.55% 4.68% Net Student Loan Spread - FFELP 0.90% 0.89% 0.37% Economic Floor Income not included in Net Student Loan Spread 0.01% 0.05% 0.28% Operating Expenses $166 $150 $143 OpEx Annualized as a % Average Managed Student Loans 0.37% 0.33% 0.31% 11

DEPT. OF EDUCATION / GOVERNMENT FUNDING PROGRAMS Ensuring Continued Access to Student Loan Act (ECASLA) - Signed by President 5/07/08 ECASLA - Broad authority to purchase loans from 10/01/03 - 07/01/10 ECASLA Extension - Signed by President 10/07/08 Extended purchase authority for 2009 - 2010 Academic Year No new activity after 7/1/10 Loan Purchase Commitment Program - 5/21/08 Eligible collateral - certain 2008 - 2010 FFELP loans Funded at CP +50 bps Par put + $75/per loan fee and origination fee rebate Straight A Conduit Program Launched - Announced 11/08/08, Launched 5/11/09 Collateral originated 10/03 - 9/09 eligible Program term - 5 yrs No new advances permitted after June 30, 2010 Liquidity provided by the Federal Financing Bank (a division of Treasury) TALF-NY Fed and Treasury to provide consumer ABS support -Launched March 17, 2009, Expired 3/31/10 Eligible collateral - AAA rated Card, Auto, Small Business and Student Loan securities Includes Consolidation and Private Credit student loans originated post 5/1/07 Fed provided funding, rates and haircuts 12

Federal Student Loan Market Outstanding Government Student Loan Market Distribution FFYE 9/30/2009 Market Distribution FFYE 9/30/2009 Market Distribution FFYE 9/30/2009 Top 10 Holders of FFELP Loans FFYE 9/30/09 FFYE 9/30/09 FFYE 9/30/09 Sources: US Department of Education Report 4/2010, Federal Budget Request 2011 13

SLM Corporation Three Distinct Aspects of the Business Model FFELP Loan Portfolio and Guarantor Collection and Servicing Existing portfolios generating substantial income and cash flow Cash strengthens balance sheet Servicing cash flows are super senior Residual cash flows are stable due to minimal credit risk Cash flow enhances the ability to service debt Private Education Loan Originations and Portfolio Ongoing business with significant long term value Legacy portfolio quality vastly improved Q1 2010 originations average FICO of 740 with 85% cosigner rate Sallie Mae Servicing Attractive fee business with little capital required & high return on equity Opportunities exist to expand services provided including industry consolidation Efficient cost structure and top performer 14

Office of the Chief Executive Officer Al Lord, Chief Executive Officer Jack Hewes, Sr. EVP & Chief Lending Officer Jim Truitt, SVP & Chief Compliance Officer David West, SVP & Chief Credit Officer Jack Remondi, Vice Chair & Chief Financial Officer Kara West, VP Risk Assessment Mark Heleen, EVP & General Counsel Joe DePaulo, EVP & Chief Marketing Officer 15

The U.S. Student Loan Market SLM Corporation 16

Favorable Student Loan Market Trends Source: College Board Note: Academic years, average published tuition, fees, room and board charges at four-year institutions; enrollment-weighted Enrollment Growth + Rising Tuitions + Education Value = Increasing Loan Demand (CHART) Higher Education Enrollment (millions) Source: National Center for Education Statistics Note: Total enrollment in all degree-granting institutions; middle alternative projections for 2010 onward Annual Cost of Education ($ thousands) (CHART) Source: President's 2011 Budget. Gross commitments by fiscal year Note: Excludes consolidation volume Federal Student Loan Origination Volume ($bn) (CHART) '02-'08 CAGR: 12% '08-'14 CAGR: 6% Relationship Between Higher Education, Income and Employment (CHART) Source: U.S. Census Bureau, Current Population Survey, 2008 Annual Social and Economic Supplement. Represents median earnings for a full time, year-round worker over age 25. Unemployment data as of Jan. 2010. Represents unemployment for civilian non-institutional population over age 25. Unemployment Average annual income (CHART) 17

College Grads Experience Lower Levels of Unemployment (CHART) Source: U.S. Department of Labor, Bureau of Labor Statistics as of 3/31/2010 18

The Federal Family Education Loan Program or "FFELP" Provides lenders an explicit U.S. government guarantee of at least 97% and a fixed yield on student loans made pursuant to the FFELP program-new student loan legislation did not affect existing loans Loan pricing, terms and maximum borrowing limits set by Congress Available to undergraduate students, graduate students and their parents Fixed rate loans, with 10 to 30+ year maturities and payments typically deferred until after graduation Borrower outstanding balances typically range from $5,000 to $25,000, although balances exceed $100,000 for graduate students Program Ends June 30, 2010 19

FFELP Student Loan Market Share Source: http://www.fp.ed.gov FFELP Loan Originations (Gross Commitments) $ in Billions FFELP Loan Originations (Gross Commitments) $ in Billions FFELP Loan Originations (Gross Commitments) $ in Billions FFELP Loan Originations (Gross Commitments) $ in Billions Rank Lender 2009 Mkt Share 2009 1 SLM CORP $20,990 29% 2 WELLS FARGO/WACHOVIA $10,688 15% 3 CITIBANK, STUDENT LOAN CORP $5,870 8% 4 BANK OF AMERICA $4,921 7% 5 JPMORGAN CHASE BANK $3,548 5% 6 PITTSBURGH NATIONAL CORP (PNC) $2,656 4% 7 U S BANK $2,262 3% 8 DISCOVER BANK $1,726 2% 9 EDAMERICA $1,563 2% 10 NATIONAL ED LOAN NETWORK (NELNET) $1,557 2% TOP 10 TOTAL $55,781 77% Total Market $63.2 100% 20

SLM FFELP Loan Originations SLM FFELP Loan Originations Originated over $7.7 billion of loans in the quarter a 16% increase over the prior-year period, nationally FFELP origination decreased 12% 21

SLM Private Education Loan Originations SLM Private Education Loan Originations Private Education Loans declined year-over-year as result of tighter underwriting criteria, an increase in federal student loan limits, an overall increase in the use of federal student loans as well as an increase in federal grants 22

The Private Education Loan Market Consumer loans made to students and parents specifically to fund the cost of undergraduate, graduate and other forms of post-secondary education Typically used to bridge the funding gap between grants, aid and FFELP loans, and the increasing cost of higher education Supplement U.S. Government guaranteed student loans, but not guaranteed by the U.S. Government Typically offered with floating interest rates, with loan margins set based on the credit quality of the borrower and/or cosigner Generally 5 to 15 years in maturity Private Education Loans 23

SLM's Private Education Loan Portfolio Private Education Loan Portfolio Characteristics $35 billion of managed outstandings at 3/31/2010 19% of SLM's managed student loan portfolio Risk-based pricing Approximately 58% of portfolio has a cosigner, typically a parent Higher education loans typically non-dischargeable in bankruptcy Integrated underwriting, servicing and collections Note: All figures as of March 31, 2010. 24

SLM's New Private Education Loan Product Smart Option Product - Launched 3/23/09 Eliminates negative amortization during the school and grace period while reducing the average life from 9.5 years to 5.5 years Repayment term is driven by cumulative amount borrowed and grade level Requires interest only payment during in-school period with open option to pay P&I Eliminates capitalization of interest, reducing total interest paid Full communication with borrower during in-school period Full collection activities employed at both the student and cosigner level Develops habit and responsibility of payment Limits propensity to accumulate additional debt given in-school payment requirement 25

(CHART) Private Education Loan Market Opportunity Private education loans help bridge the gap between funding available through government-sponsored programs and the increasing cost of education (CHART) Cost of College AY 2009-2010 Based on a Four-Year Term FFELP Limit $31,000 Cost of attendance gap FFELP Limit $31,000 Source: College Board, Trends in College Pricing, U.S. Department of Education 2009 Cost of College AY 1999-2000 Based on a Four-Year Term Cost of attendance gap 26

Private Credit Originations 2008-09 academic year market share approximately 44% (CHART) Source: College Board, Trends in Higher Education Series (2009). 2008-2009 industry data is preliminary. Data reported by academic year, SLM quarterly data converted to academic year basis. *3Q & 4Q 2009 & 1Q 2010 originations 27

SLM PRIVATE CREDIT LENDING STATISTICS (WITH PC CONSOLIDATION & CAREER TRAINING LOANS) 28 Note: Numbers may not add due to rounding * The 'other' category is comprised primarily of Career Training and Private Consolidation Loans.

Credit Quality SLM Corporation 29

Loan Losses Loan Losses Loan Losses (CHART) + = Private Education Loans(2) 19% U.S. Government Guaranteed Loans(2) 81% Charge-Offs (1) = 0.06% Charge-Offs (1) = 3.14% Total Charge-Offs (1) = 0.68% All data as of March 31, 2010. Annualized Managed FFELP charge-offs as a percentage of average managed FFELP assets. Annualized Managed Private Education Loan charge-offs as a percentage of average managed Private Education Loan assets. Annualized Total charge-offs as a percentage of average managed FFELP and Private Education Loan assets. Percentages of Total managed student loan portfolio based upon average portfolio balances Total Managed Student Loan Portfolio(2) (CHART) 30

FFELP Education Loan Portfolio (1) "Core Earnings" FFELP Loan spread, before provision. Charge-offs as a percentage of average Managed FFELP Loans . (CHART) 31

Private Education Loan Portfolio (1) "Core Earnings" Private Education Loan spread, before provision. Charge-offs as a percentage of average Managed Private Education Loans in repayment. (CHART) 32

SLM Private Credit Default Emergence Profile Payments Made (CHART) 33 1 Excludes Sallie Mae Smart Option, LAW, MED, MBA, & bar-study/residency loans

Charge-offs driven by Non-Traditional loans Non-Traditional loans represent approximately 11% of the Private Education Loan portfolio Higher quality loans entering repayment in 2009 and 2010 Charge-off Trends Mix of Traditional vs. Non-Traditional (CHART) 34 (CHART)

(1) Charge-offs as a percentage of average loans in repayment annualized for the quarters presented Managed Private Education Loan Portfolio Performance Non-traditional loans represent only 11% of the Private Education loan portfolio but account for 40% of charge-offs in Q1 2010 Q110 Q409 Q309 Q209 Q109 Loans Outstanding - Traditional Portfolio $33,221 $32,857 $32,577 $32,090 $31,954 Loans Outstanding - Non-traditional Portfolio $4,275 $4,385 $4,507 $4,727 $4,906 Charge-offs - Traditional Portfolio $174 164 240 177 97 Charge-offs - Non-Traditional Portfolio $111 134 203 178 105 Charge-off rate - Traditional Portfolio (1) 3.2% 3.2% 5.1% 3.9% 2.2% Charge-off rate - Non-Traditional Portfolio (1) 15.9% 18.6% 28.5% 24.0% 14.5% 90+ Day Delinq as a % of Repay - Traditional Portfolio 4.9% 4.6% 4.6% 4.8% 4.3% 90+ Day Delinq as a % of Repay - Non-Traditional Portfolio 18.1% 17.5% 17.8% 20.6% 19.1% Forb as a % of Forb & Repay - Traditional Portfolio 4.9% 5.3% 5.4% 6.1% 6.3% Forb as a % of Forb & Repay - Non-Traditional Portfolio 7.0% 7.1% 8.1% 8.9% 8.5% Allowance as a % of Loans in Repay - Traditional Portfolio 5.1% 4.9% 5.3% 5.1% 5.4% Allowance as a % of Loans in Repay - Non-Traditional Portfolio 31.7% 31.3% 32.9% 32.7% 32.2% 35

Managed Private Education Loan Portfolio Performance

Traditional Loans with a Cosigner	Q110	Q409	Q309	Q209	Q109
Outstanding Balance as a % of Total	55%	54%	53%	52%	52%
90+ Delinquency as a % of Repayment	3.7%	3.5%	3.6%	3.8%	3.2%
Forbearance as a % of Repayment & Forbearance	4.5%	4.9%	5.1%	5.8%	6.0%
Charge-Offs as a % of Repayment (1)	2.0%	2.4%	3.4%	2.5%	1.5%
Average FICO at Origination	740	740	740	739	739
Traditional Loans without a Cosigner	**Q110**	**Q409**	**Q309**	**Q209**	**Q109**
Outstanding Balance as a % of Total	34%	34%	35%	35%	35%
90+ Delinquency as a % of Repayment	6.8%	6.0%	5.9%	6.1%	5.6%
Forbearance as a % of Repayment & Forbearance	5.4%	5.6%	5.7%	6.4%	6.6%
Charge-Offs as a % of Repayment (1)	5.0%	5.2%	7.7%	5.7%	3.4%
Average FICO at Origination	700	700	700	700	700
Non-Traditional Loans with a Cosigner	**Q110**	**Q409**	**Q309**	**Q209**	**Q109**
Outstanding Balance as a % of Total	3%	3%	3%	4%	4%
90+ Delinquency as a % of Repayment	14.7%	14.7%	14.8%	15.9%	13.8%
Forbearance as a % of Repayment & Forbearance	8.0%	8.1%	9.1%	10.0%	9.9%
Charge-Offs as a % of Repayment (1)	10.6%	13.0%	17.8%	14.0%	7.8%
Average FICO at Origination	633	633	633	633	633
Non-Traditional Loans without a Cosigner	**Q110**	**Q409**	**Q309**	**Q209**	**Q109**
Outstanding Balance as a % of Total	8%	9%	9%	9%	10%
90+ Delinquency as a % of Repayment	19.4%	18.5%	19.0%	22.4%	20.8%
Forbearance as a % of Repayment & Forbearance	6.6%	6.7%	7.6%	8.5%	8.0%
Charge-Offs as a % of Repayment (1)	17.9%	20.8%	31.8%	27.4%	16.3%
Average FICO at Origination	619	619	619	618	618

(1) Charge-offs as a percentage of average loans in repayment annualized for the quarters presented

36

SallieMae

Improving Portfolio Quality 37 Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Characteristics of Loans Entering Repayment Year Entering Repayment % Traditional % Cosigned Avg FICO Score at Origination 2006 83% 51% 709 2007 84% 54% 712 2008 86% 55% 711 2009 90% 65% 722 2010 90% 62% 718 2011* 90% 64% 718* 2012* 92% 68% 721* * Projected

Portfolio Quality Improving Non-Traditional charge-off rate is 5x greater than Traditional 85% of Q110 loan originations had cosigners, up from 74% in Q109. Non-cosigned loans charge off at more than twice the rate of cosigned loans Amount of non-cosigned loans entering repayment have begun to decline Note: Amounts in years 2011-2015+ are projected Amounts shown above represent the dollar amount of loans that will enter repayment 38 (CHART) (CHART)

Private Education Loan Portfolio Performance Changes in SLM's forbearance policies and the economic downturn have adversely impacted the performance of our Managed Private Education Loan portfolio including accelerating the timing of charge-offs Delinquency trends have improved, as the impact of forbearance changes passed through the system. 39 (CHART)

Servicing: A Competitive Advantage SLM Corporation 40

SLM Servicing #1 servicer and collector of student loans in the U.S. currently servicing $200.6 billion in assets including $26.9 billion for third parties SLM borrowers total 10 million Awarded ED servicing contract in June 2009 Servicing under contract initiated in August 2009 Contract to span 5 years with one, five-year renewal option Currently 2 million accounts $19.8 billion serviced under ED contract Servicing on new Direct Loans expected to begin in August 2010 41

SLM's Competitive Advantage SLM has a distinct competitive advantage in all facets of the education loan market. Best in Class Vertically Integrated Origination/ Servicing/Collections Strongest National Brand in Education with Consumers and Schools State-of-the-Art Loan Delivery Platform Largest & Most Experienced Sales Team Breadth of Products & Services $201B of Loans Serviced, 10 million Customers Economies of Scale Singular Focus & Scale Note: Figures as March 31, 2010 42

Operations Locations Killeen, TX Fishers & Muncie, IN Lynn Haven, FL Wilkes-Barre, PA Newark, DE Reston, VA Corporate Headquarters 43 Note: SLM has announced that the Killeen, Texas and Lynn Haven, Florida sites will be closing and the functions performed there either transferred to other sites or eliminated

Funding Diversity and Liquidity SLM Corporation 44

Q1 2010 Capital Markets Summary Realized gains of $90 million on debt repurchases in Q1 2010 Issued $1.5 Billion of Unsecured Debt Issued $1.6 billion of Private Credit ABS Issued $1.2 billion of FFELP ABS in April Entered into a new $10 billion multiyear ABCP facility on January 15, 2010 at a significantly lower cost than the previous facility Bank ABCP facility reduced to $8.3 billion outstanding Entered into an agreement with the Federal Home Loan Bank of Des Moines (FHLB-DM) to provide funding backed by eligible collateral including FFELP loans 45

Recent ABS Transactions Recent ABS Transactions Transaction: Private Credit TALF-EligibleJuly 2009-C TALF-EligibleAug 2009-D TALF-EligibleNov 2009- CT TALF-EligibleMarch 2010-A Issuance Size: $1.027 B $1.680 B $ .589 B $ 1.55 B Registration Type: 144A 144A 144A 144A Indicative Pricing: Prime + 125Prime-71 to 30 mo call Prime + 25Prime-55 to 48 mo call 1-month LIBOR + 185Prime - 90 1-month LIBOR + 325Prime - 5 46

LIQUIDITY POSITION DETAIL SLM has $3.5 billion in unsecured revolving credit facilities. The Company has never drawn on these facilities. $1.9 billion of our unsecured revolving facilities was due mature in October 2010, and was retired in May 2010, and $1.6 billion matures in October 2011 47 Note: Numbers may not add due to rounding. 3/31/2010 amounts reflect May 2010 termination of unsecured revolving credit facility. * Through July 1, 2010

Employ conservative long-term funding model * Funded to Term includes 17% or $30.6 billion and 7% or $13.6 billion of student loans funded under the ED Purchase and Participation Program and Straight A Funding Facility as of March 31, 2010 and March 31, 2009, respectively. (CHART) High Percentage of Student Loans Funded to Term 48

Funding Distribution Funding Distribution At March 31, 2010, total managed debt borrowing was $196.2 billion 49

SLM Corporate Debt and ABS Issuance SLM has issued $142 billion of long-term, corporate debt and asset- backed securities since 2005, across a broad range of maturities (1) YTD. Excludes short-term issuance under SLM's asset-backed commercial paper programs. (2) Reported at quarter closing dates, net of paydowns. (3) Includes SLM corporate debt and term asset-backed securities. Note: Totals may not add due to rounding. New Issuance Volume ($ in billions) Q110 Q409 Q309 Q209 Q109 2008 2007 Corporate Debt Issuance $1.50 $0.00 $0.00 $0.00 $0.00 $2.50 $1.57 Term ABS Issuance (1) 1.55 1.4 2.8 7.6 1.5 19 26 Total Term Debt Issuance $3.05 1.4 2.8 7.6 1.5 21 28 ABS Tranches 2 3 2 4 4 40 58 Ave Life to Call in Years 4.1 5.4 2.75 5.7 7.5 5.1 7.2 Ave Cost of Funds vs. US$ LIBOR(3) +394bp +121 bp +228 bp +295 bp +575 bp +155 bp +21 bp Asset Funding 3/31/2010 12/31/2009 9/31/2009 6/31/2009 3/31/2009 12/31/2008 12/31/2007 Net ED Participation Program (2) Activity 15.7 9.0 5.6 3.7 6.2 7.4 - Straight - A Funding balance 14.7 14.3 14.2 12.5 - - - 50

SLM ABS Issuance Volume SLM ABS Term Issuance Volume (1) (1) Excludes outstandings under SLM's asset-backed commercial paper program. Totals may not add due to rounding. ($ in billions) Q110 Q409 Q309 Q209 Q109 2008 2007 Non-Consolidation FFELP ABS $0.0 $ 0.0 $ 0.0 $ 0.0 $ 0.0 $18.5 $ 9.1 Consolidation FFELP ABS 0.0 0.8 0.0 5.1 0.0 0.0 15.0 Private Credit ABS 1.6 0.6 2.8 2.6 1.5 0.0 2.2 Total ABS Issuance $1.6 $1.4 $2.8 $7.7 $1.5 $18.5 $26.3 51

SLM Corporate Debt Activity SLM Corporate Term Debt Issuance Volume US$ equivalent at the time of issuance. (2) Face value amounts repurchased. SLM Corporate Term Debt Repurchases SLM Corporate Term Debt Repurchases Denomination (US$ in millions) Q110 2009 2008 2007 2006 USD (2) $303 $2,169 $1,794 $0 $0 Foreign Currency Denominated(2) 1,008 1,278 116 0 0 Total $1,311 $3,447 $1,910 $0 $0 Accounting Gain Generated $90 $536 $64 $0 $0 Note: Total may not foot due to rounding. 52

Unsecured Debt Maturities Unsecured Debt Maturities Repurchased $1.3 billion of debt in Q110 $0.6 billion of debt maturing in 2011 was repurchased as part of tender offer in January Note: Does not include Sallie Mae Bank or Subsidiary funding 2010 2011 2012 2013 2014 2015 2016 2017 Thereafter Change from Prior Quarter ($1.4) ($0.9) - ($0.1) ($0.1) - - - $1.5 53

Unencumbered Assets & Unsecured Debt ($ in billions) 3/31/10 12/31/09 9/30/09 6/30/09 3/31/09 12/31/08 FFELP Stafford and Plus Loans, net $2.1 $1.6 $ 2.1 $ 2.7 $ 4.5 $ 3.8 FFELP Consolidation Loans, net 0.5 0.5 0.6 0.5 0.6 1.6 Private Education Loans, net 11.4 12.5 13.3 16.0 14.1 15.7 Other Loans 0.3 0.4 0.5 0.5 0.7 0.7 Available Cash & Investments 8.2 8.1 6.3 7.4 3.7 5.1 Retained Interests 0.0 1.8 1.8 1.8 1.9 2.2 Other Assets 5.1 5.2 6.4 6.5 5.7 5.8 Total Unencumbered Tangible Assets 27.6 $30.1 $ 31.0 $ 35.4 $ 31.2 $ 34.9 Unsecured Debt Outstanding $32.5 $33.6 $ 35.1 $ 38.8 $ 38.2 $ 40.2 54 Net Assets in Secured Financing Facilities 3/31/10 12/31/09 9/30/09 6/30/09 3/31/09 12/31/08 Off-Balance Sheet ABS (Non-GAAP)* $0.0 $ 0.6 $ 0.6 $ 0.7 $ 0.8 $ 0.9 On-Balance Sheet ABS (GAAP)** 15.4 14.5 14.7 13.0 16.7 15.6 Total $15.4 $ 15.1 $ 15.3 $ 13.7 $ 17.5 $ 16.5 * On 1/1/10 upon adopting ASC 810 the Retained Interests were removed from the Consolidated balance sheet and the Assets and Liabilities of Off-balance sheet ABS were consolidated onto the Balance Sheet. ** Amounts include loans, cash, and accrued interest receivable less debt outstanding for all secured borrowing facilities.

Secured Cash Flow 55 55 Note: Totals may not add due to rounding * Net residual represents excess distribution, net of payments on floor contracts and receipts from basis swaps Interest to be capitalized not available for On-Balance Sheet Indentured Trust balance All APBs are 2-point averages of 1/1 and 12/31 balances of the given year.

Sallie Mae Bank Bank charter Utah based ILC regulated by FDIC and Utah Department of Financial Institutions (UDFI) Charter granted October 2005 Current bank activity Originates Sallie Mae's private education loans Funded through affiliate and brokered deposits and a direct retail deposit program launched in Feb 2010 31.6% Total Risk-based Capital at March 31, 2010 Deposit taking activities Strong cash position used to fund Private Credit originations Deposits totaled $6.1 billion at March 31, 2010 $ 5.6 billion Brokered Deposits $482 million Affiliate and Retail Deposits Brokered Deposit portfolio has a weighted average maturity of 26 months Total deposits decreased by 3.6% in Q110 56

Sallie Mae Bank - Capital & Deposits *Primarily affiliate demand deposit accounts with no stated maturities 57 Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Mar 10 Dec 09 Sep 09 Jun 09 Mar 09 Dec 08 Brokered CDs $5,417 $5,632 $5,891 $6,100 $3,281 $2,256 Brokered MMDAs 205 204 221 264 - - Other Deposits* 482 494 543 420 433 458 Total Deposits $6,104 $6,331 $6,655 $6,784 $3,714 $2,714 Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Ratio Mar 10 Dec 09 Sep 09 Jun 09 Mar 09 Dec 08 Tier 1 Leverage 16.2% 15.0% 14.2% 17.9% 24.5% 40.7% Tier 1 Risk Based 30.7% 24.6% 24.2% 26.2% 29.6% 45.9% Total Risk Based 31.6% 25.4% 25.1% 26.9% 30.2% 46.3%

Risk-Adjusted Capitalization SLM Corporation 58

Capitalization SLM Corp GAAP tangible stockholders' equity as a percentage of total managed assets. Average GAAP tangible equity including preferred stock to charge-offs. SLM charge-offs based on total managed loans, annualized. 59 Q1 10 2009 2008 2007 Tangible Equity/Managed Assets(1) 1.7% 2.0% 1.8% 2.0% Tangible Equity/Charge-Offs(2) 3x 3x 7x 9X

Capital Allocation 0.50% 8.00% SLM allocates capital internally based on the risk of the assets it supports SLM Corp Assets Capital Allocation As of March 31, 2010 0% - 25% Cash, Investments, Other Assets & Intangibles 12% of Total Managed Assets Private Education Loans 17% of Total Managed Assets Government Guaranteed Loan Assets 71% of Total Managed Assets Based on Risk 60

FFELP Appendix SLM Corporation 61

SLM FFELP ABS Issue Characteristics

Typical SLM FFELP ABS Transaction Features

- Historical issue size of $1.0B to $5.0(+)B
- Tranches denominated in US$ or Euros
- 'Aaa/AAA/AAA' rated senior tranches make up 97% of issue structure
- Floating rate tied to 3 mo. LIBOR, with occasional fixed rate issuance
- Amortizing tranches, with 1 to 15(+) year average lives
- Masterservicer is Sallie Mae, Inc.

Unique Characteristics of FFELP Loan ABS

- Explicit U.S. government guarantee of underlying collateral insulates bondholders from virtually any loss of principal (1)
- Formerly a 20% risk-weighted asset, now a <10% risk-weighted under Basel II's IRB methodology
- Offer significantly higher spreads than government agency securities with comparable risk profiles
- Short (1-3 yrs), intermediate (3-7 yrs), long (7-10 yrs) and very long (10-15+ years) term tranches available at new issue and in secondary

(1) Principal and accrued interest on underlying FFELP loan collateral carry a guarantee of either 98% or 97%. Guarantee is dependent on meeting the servicing requirements of the U.S. Department of Education.

62

SallieMae

SLM Stafford/PLUS ABS Trusts Prepayment Analysis Annualized CPRs for SLM Stafford/PLUS ABS Trusts have decreased significantly as incentives for borrowers to consolidate have declined Historical SLM Stafford/PLUS ABS CPRs Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended March 31, 2010. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. 63 (CHART) (CHART)

SLM Consolidation ABS Trusts Prepayment Analysis Historical Consolidation ABS CPRs * Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended March 31, 2010. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. CPRs for SLM Consolidation ABS Trusts have declined significantly following legislation that prevented in-school and re-consolidation of borrowers' loans 64 (CHART) (CHART)

Private Credit Appendix SLM Corporation 65

Private Credit Loan Collections Sallie Mae services and collects the loans in its managed private loan portfolio Private credit collections are conducted by a stand-alone consumer credit collections unit Managed by individuals with prior experience managing collections operations for consumer loan assets Over the past 18 months, private credit collections resources have been significantly increased and collections technology and practices enhanced Multi-variable analysis has enabled prioritization of collection efforts on higher risk borrowers Forbearance policies have been enhanced to reduce reliance on the tool, while still meeting the customer need during an economic downturn Additional workout and settlement programs have been introduced to help customers avoid default Collection workstation, dialer capabilities, and internet utilities have all been enhanced with more effective technology solutions 66

Forbearance A collections tool used to provide borrowers time to improve their ability to repay Between graduation and start of first job Economic hardship Provides borrower with time to obtain employment and income to support their obligations Applied most frequently in the first two years of repayment Granted for three month intervals, up to a maximum of 24 months Majority of loans are in forbearance for less than 12 months Placing a loan in forbearance suspends payments, with interest capitalized to the loan balance 67

Note: Based on historical data through March 31, 2010. Does not include data for 2009 trusts which have not had time to become 90 days delinquent Private Credit Trust Delinquency and Forbearance Seasoning Trends Delinquency and forbearance are highest when loans enter repayment, and diminish as loans season As the trust loans season, delinquency and forbearance are expected to decline 68 (CHART) (CHART)

Private Credit Trust Default Emergence By Years in Repayment Default Emergence By Years in Repayment Default Emergence By Years in Repayment Based on assumptions in effect as of March 31, 2010 Defaults in SLM Private Credit ABS Trusts increase as loans first enter repayment, then diminish steadily over time 69

Private Credit Trust Default Emergence By Payments Made Default Emergence By Payments Made Default Emergence By Payments Made Based on assumptions in effect as of March 31, 2010 Excludes months in forbearance. Includes months of delinquency prior to chargeoff The probability of default substantially diminishes as the number of payments made increases 70

SLM Private Education Loan Gross Defaults Actual-To-Date Actual-To-Date Actual-To-Date For SLM Private Education Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Education Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent. Charge-offs due to a borrower's bankruptcy filing for which the loan is now current or paid off. Charge-offs due to a borrower's bankruptcy filing or death for which the loan is not current or paid off but has not become 212+ days delinquent. These loans are in various statuses including: bankruptcy stay, deferment, forbearance or delinquency. As of February 28, 2010 71

SLM Private Credit Gross Defaults Constraining Rating Agency Stress Levels at Issuance As of March 31, 2009 (CHART) 72

Private Credit ABS Trusts Forbearance Forbearance usage is typically highest when loans enter repayment, and declines as loans season Use of forbearance as a collection tool peaked in early 2008, and has since declined, as a result of changes in the forbearance strategy The decline in forbearance has resulted in increased delinquency and default in the near term but no long term increase in lifetime defaults 73 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0.1311 0.1668 0.17 0.1563 0.1482 0.1361 0.1502 0.1308 0.0984 0.0756 0.0774 0.0794 0.0977 0.0882 0.0748 0.0799 0.0662 0.0522 0.0628 0.0635 0.0678 0.068 0.0555 0.0497 0.0276 0.0235 0.0157 0.0149 0.0114 0.0096 2003 0.1089 0.1051 0.1078 0.1409 0.1431 0.1517 0.096 0.1004 0.0914 0.1078 0.1227 0.1265 0.1121 0.1202 0.1006 0.0986 0.1019 0.1121 0.1134 0.1194 0.0989 0.09 0.0514 0.0428 0.0302 0.0279 0.0199 0.018 2004 0.1487 0.1678 0.0978 0.1123 0.1036 0.1233 0.1348 0.1437 0.1252 0.1358 0.1147 0.1213 0.126 0.1336 0.1318 0.1461 0.1176 0.1109 0.0611 0.051 0.0374 0.0353 0.0248 0.0216 2005 0.113 0.144 0.1388 0.1852 0.1627 0.1798 0.143 0.1646 0.1653 0.184 0.1721 0.2079 0.1641 0.1553 0.0845 0.0716 0.0563 0.0539 0.038 0.0344 2006 0.1477 0.1576 0.1239 0.1755 0.1763 0.2011 0.181 0.2343 0.1871 0.1789 0.0924 0.0812 0.0646 0.0656 0.0462 0.0433 2007 0.1388 0.1665 0.1576 0.2365 0.1854 0.1882 0.0996 0.0899 0.0744 0.0792 0.0591 0.0545 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0.1311 0.1668 0.17 0.1563 0.1482 0.1361 0.1502 0.1308 0.0984 0.0756 0.0774 0.0794 0.0977 0.0882 0.0748 0.0799 0.0662 0.0522 0.0628 0.0635 0.0678 0.068 0.0555 0.0497 0.0276 0.0235 0.0157 0.0149 0.0114 0.0096 2003 0.1089 0.1051 0.1078 0.1409 0.1431 0.1517 0.096 0.1004 0.0914 0.1078 0.1227 0.1265 0.1121 0.1202 0.1006 0.0986 0.1019 0.1121 0.1134 0.1194 0.0989 0.09 0.0514 0.0428 0.0302 0.0279 0.0199 0.018 2004 0.1487 0.1678 0.0978 0.1123 0.1036 0.1233 0.1348 0.1437 0.1252 0.1358 0.1147 0.1213 0.126 0.1336 0.1318 0.1461 0.1176 0.1109 0.0611 0.051 0.0374 0.0353 0.0248 0.0216 2005 0.113 0.144 0.1388 0.1852 0.1627 0.1798 0.143 0.1646 0.1653 0.184 0.1721 0.2079 0.1641 0.1553 0.0845 0.0716 0.0563 0.0539 0.038 0.0344 2006 0.1477 0.1576 0.1239 0.1755 0.1763 0.2011 0.181 0.2343 0.1871 0.1789 0.0924 0.0812 0.0646 0.0656 0.0462 0.0433 2007 0.1388 0.1665 0.1576 0.2365 0.1854 0.1882 0.0996 0.0899 0.0744 0.0792 0.0591 0.0545

Private Credit ABS Trusts - 31-60 Day Delinquencies 74 Early delinquencies increased as forbearance policies tightened and have recently declined 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0.0181 0.029 0.0191 0.0283 0.0235 0.0284 0.0219 0.0243 0.025 0.0242 0.0197 0.0226 0.0232 0.0222 0.023 0.0237 0.024 0.022 0.0163 0.0168 0.019 0.0184 0.0199 0.0211 0.0268 0.0306 0.0223 0.0264 0.024 0.0283 2003 0.0122 0.025 0.0167 0.0288 0.0204 0.0285 0.0197 0.0299 0.021 0.0248 0.0208 0.0253 0.0235 0.0259 0.0242 0.0269 0.0193 0.0231 0.0227 0.019 0.023 0.0238 0.0297 0.033 0.0278 0.0259 0.0277 0.0306 2004 0.0248 0.0331 0.0208 0.0336 0.0234 0.0338 0.0241 0.0321 0.0284 0.0313 0.0269 0.0305 0.0218 0.0251 0.0241 0.0214 0.0249 0.0251 0.0316 0.037 0.0283 0.0274 0.0302 0.0329 2005 0.0224 0.0327 0.0182 0.028 0.0259 0.0312 0.0232 0.0316 0.0239 0.0272 0.0256 0.0218 0.0263 0.0234 0.0318 0.0388 0.0302 0.0281 0.0317 0.0327 2006 0.0265 0.0402 0.0207 0.0314 0.0229 0.0301 0.0228 0.0249 0.0263 0.0291 0.0339 0.0425 0.0329 0.0347 0.0346 0.0392 2007 0.0116 0.0227 0.0138 0.0174 0.0203 0.0264 0.0283 0.0423 0.0311 0.033 0.0317 0.0362 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0.0181 0.029 0.0191 0.0283 0.0235 0.0284 0.0219 0.0243 0.025 0.0242 0.0197 0.0226 0.0232 0.0222 0.023 0.0237 0.024 0.022 0.0163 0.0168 0.019 0.0184 0.0199 0.0211 0.0268 0.0306 0.0223 0.0264 0.024 0.0283 2003 0.0122 0.025 0.0167 0.0288 0.0204 0.0285 0.0197 0.0299 0.021 0.0248 0.0208 0.0253 0.0235 0.0259 0.0242 0.0269 0.0193 0.0231 0.0227 0.019 0.023 0.0238 0.0297 0.033 0.0278 0.0259 0.0277 0.0306 2004 0.0248 0.0331 0.0208 0.0336 0.0234 0.0338 0.0241 0.0321 0.0284 0.0313 0.0269 0.0305 0.0218 0.0251 0.0241 0.0214 0.0249 0.0251 0.0316 0.037 0.0283 0.0274 0.0302 0.0329 2005 0.0224 0.0327 0.0182 0.028 0.0259 0.0312 0.0232 0.0316 0.0239 0.0272 0.0256 0.0218 0.0263 0.0234 0.0318 0.0388 0.0302 0.0281 0.0317 0.0327 2006 0.0265 0.0402 0.0207 0.0314 0.0229 0.0301 0.0228 0.0249 0.0263 0.0291 0.0339 0.0425 0.0329 0.0347 0.0346 0.0392 2007 0.0116 0.0227 0.0138 0.0174 0.0203 0.0264 0.0283 0.0423 0.0311 0.033 0.0317 0.0362

Private Credit ABS Trusts - 61-90 Day Delinquencies 75 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0.008 0.0175 0.0116 0.0162 0.0128 0.0134 0.0115 0.0154 0.0151 0.0118 0.0075 0.0097 0.007 0.0081 0.0078 0.0103 0.0086 0.012 0.0062 0.0078 0.0076 0.007 0.0071 0.0083 0.009 0.0148 0.0112 0.0132 0.012 0.0153 2003 0.003 0.0102 0.0065 0.0194 0.0093 0.0161 0.0101 0.0157 0.008 0.013 0.0081 0.0137 0.0091 0.0137 0.0107 0.0155 0.0075 0.0113 0.0099 0.0084 0.0094 0.0127 0.0125 0.0201 0.0148 0.0163 0.0168 0.0186 2004 0.0098 0.0158 0.0105 0.019 0.0082 0.0155 0.0084 0.0143 0.0096 0.015 0.0108 0.0184 0.0088 0.014 0.0122 0.0089 0.0096 0.0154 0.0142 0.0228 0.0142 0.0179 0.0178 0.0189 2005 0.0088 0.013 0.0073 0.0169 0.0086 0.0183 0.0103 0.0229 0.0097 0.0199 0.0132 0.0122 0.01 0.0183 0.016 0.0284 0.014 0.0229 0.0203 0.0226 2006 0.0086 0.0133 0.0069 0.0189 0.0079 0.0174 0.0107 0.0131 0.0094 0.0204 0.0163 0.0304 0.0162 0.0239 0.0207 0.0276 2007 0.0037 0.0085 0.0053 0.0117 0.006 0.0199 0.0126 0.0322 0.0152 0.0238 0.0198 0.0297 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0.008 0.0175 0.0116 0.0162 0.0128 0.0134 0.0115 0.0154 0.0151 0.0118 0.0075 0.0097 0.007 0.0081 0.0078 0.0103 0.0086 0.012 0.0062 0.0078 0.0076 0.007 0.0071 0.0083 0.009 0.0148 0.0112 0.0132 0.012 0.0153 2003 0.003 0.0102 0.0065 0.0194 0.0093 0.0161 0.0101 0.0157 0.008 0.013 0.0081 0.0137 0.0091 0.0137 0.0107 0.0155 0.0075 0.0113 0.0099 0.0084 0.0094 0.0127 0.0125 0.0201 0.0148 0.0163 0.0168 0.0186 2004 0.0098 0.0158 0.0105 0.019 0.0082 0.0155 0.0084 0.0143 0.0096 0.015 0.0108 0.0184 0.0088 0.014 0.0122 0.0089 0.0096 0.0154 0.0142 0.0228 0.0142 0.0179 0.0178 0.0189 2005 0.0088 0.013 0.0073 0.0169 0.0086 0.0183 0.0103 0.0229 0.0097 0.0199 0.0132 0.0122 0.01 0.0183 0.016 0.0284 0.014 0.0229 0.0203 0.0226 2006 0.0086 0.0133 0.0069 0.0189 0.0079 0.0174 0.0107 0.0131 0.0094 0.0204 0.0163 0.0304 0.0162 0.0239 0.0207 0.0276 2007 0.0037 0.0085 0.0053 0.0117 0.006 0.0199 0.0126 0.0322 0.0152 0.0238 0.0198 0.0297

Private Credit ABS Trusts - 90+ Day Delinquencies As expected, later stage delinquency has increased due to tightening of Forbearance and the current economic environment 76 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0.012 0.0054 0.0091 0.0077 0.0118 0.0121 0.0154 0.0155 0.0197 0.013 0.0137 0.0148 0.0076 0.0079 0.0084 0.0087 0.0079 0.0158 0.0092 0.008 0.008 0.0107 0.0097 0.0101 0.0144 0.0216 0.0332 0.0306 0.0343 0.0349 2003 0.003 0.0056 0.0089 0.0089 0.0141 0.0144 0.0184 0.0125 0.0162 0.0156 0.0074 0.0088 0.0103 0.0116 0.0117 0.0179 0.0136 0.0111 0.0126 0.0141 0.0124 0.0156 0.0179 0.0294 0.0465 0.0429 0.0413 0.0451 2004 0.0108 0.0126 0.0145 0.0121 0.0159 0.0145 0.0087 0.0096 0.0114 0.0145 0.0128 0.0183 0.0171 0.0146 0.0139 0.0166 0.0161 0.0181 0.0201 0.0324 0.0534 0.0462 0.0446 0.0487 2005 0.0028 0.0123 0.0052 0.008 0.0099 0.0137 0.0098 0.0159 0.0197 0.0203 0.0179 0.022 0.0223 0.0248 0.0234 0.0378 0.0647 0.0526 0.0497 0.0558 2006 0.009 0.0101 0.008 0.0113 0.0147 0.0162 0.0138 0.0201 0.0234 0.0262 0.0239 0.039 0.0661 0.0551 0.0499 0.0543 2007 0.0033 0.0041 0.0048 0.0094 0.0151 0.0183 0.02 0.03 0.063 0.0492 0.0453 0.0507 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0.012 0.0054 0.0091 0.0077 0.0118 0.0121 0.0154 0.0155 0.0197 0.013 0.0137 0.0148 0.0076 0.0079 0.0084 0.0087 0.0079 0.0158 0.0092 0.008 0.008 0.0107 0.0097 0.0101 0.0144 0.0216 0.0332 0.0306 0.0343 0.0349 2003 0.003 0.0056 0.0089 0.0089 0.0141 0.0144 0.0184 0.0125 0.0162 0.0156 0.0074 0.0088 0.0103 0.0116 0.0117 0.0179 0.0136 0.0111 0.0126 0.0141 0.0124 0.0156 0.0179 0.0294 0.0465 0.0429 0.0413 0.0451 2004 0.0108 0.0126 0.0145 0.0121 0.0159 0.0145 0.0087 0.0096 0.0114 0.0145 0.0128 0.0183 0.0171 0.0146 0.0139 0.0166 0.0161 0.0181 0.0201 0.0324 0.0534 0.0462 0.0446 0.0487 2005 0.0028 0.0123 0.0052 0.008 0.0099 0.0137 0.0098 0.0159 0.0197 0.0203 0.0179 0.022 0.0223 0.0248 0.0234 0.0378 0.0647 0.0526 0.0497 0.0558 2006 0.009 0.0101 0.008 0.0113 0.0147 0.0162 0.0138 0.0201 0.0234 0.0262 0.0239 0.039 0.0661 0.0551 0.0499 0.0543 2007 0.0033 0.0041 0.0048 0.0094 0.0151 0.0183 0.02 0.03 0.063 0.0492 0.0453 0.0507

Private Credit ABS Trusts - Annualized Gross Charge-offs (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. Charge-off levels first increased in 2007 and have remained elevated through the economic downturn As is typical, more recent Trusts with a greater percentage of borrowers first entering repayment continue to exhibit higher charge-offs 77 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0.0002 0.0012 0.0032 0.0014 0.0022 0.0016 0.0069 0.0047 0.0091 0.0146 0.008 0.0199 0.0218 0.012 0.0084 0.0132 0.0132 0.0308 0.0302 0.027 0.0204 0.0251 0.0227 0.0237 0.0286 0.0329 0.0464 0.0599 0.0406 0.0348 2003 0.0004 0.0019 0.001 0.0011 0.0054 0.0056 0.0051 0.0075 0.0057 0.0143 0.0153 0.0087 0.0074 0.0116 0.0128 0.0337 0.0322 0.0335 0.0245 0.0343 0.0333 0.0298 0.0357 0.0401 0.0631 0.084 0.0627 0.0457 2004 0.0018 0.0079 0.0036 0.0049 0.0043 0.008 0.0075 0.0062 0.0061 0.0075 0.0102 0.0327 0.0299 0.0337 0.0278 0.036 0.037 0.0356 0.0402 0.0426 0.0678 0.0922 0.0641 0.0495 2005 0.0015 0.0026 0.0033 0.0012 0.0038 0.0025 0.0033 0.0136 0.0175 0.0237 0.0254 0.0402 0.0419 0.0366 0.039 0.0445 0.0707 0.1031 0.0696 0.0546 2006 0.0016 0.0021 0.0027 0.0131 0.0135 0.0142 0.018 0.0248 0.0324 0.0349 0.0306 0.0385 0.0609 0.0974 0.0699 0.0615 2007 0.0065 0.0082 0.01 0.0137 0.0215 0.0261 0.0262 0.0352 0.0492 0.0961 0.0642 0.0583 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0.0002 0.0012 0.0032 0.0014 0.0022 0.0016 0.0069 0.0048 0.0091 0.0148 0.008 0.0199 0.0218 0.012 0.0084 0.0132 0.0132 0.0308 0.0302 0.027 0.0205 0.0253 0.0227 0.0237 0.0286 0.0327 0.0467 0.0599 0.0406 0.0348 2003 0.0004 0.0019 0.001 0.0011 0.0054 0.0056 0.0051 0.0075 0.0057 0.0143 0.0154 0.0087 0.0074 0.0116 0.0128 0.0337 0.0321 0.0336 0.0247 0.0343 0.0331 0.0298 0.0358 0.0399 0.0627 0.084 0.0627 0.0457 2004 0.0018 0.0079 0.0036 0.0049 0.0043 0.008 0.0075 0.0062 0.0061 0.0075 0.0102 0.0328 0.0299 0.0337 0.0278 0.0361 0.037 0.0356 0.0402 0.0426 0.0677 0.0922 0.0641 0.0495 2005 0.0015 0.0025 0.0033 0.0012 0.0038 0.0025 0.0033 0.0137 0.0176 0.0237 0.0254 0.0403 0.042 0.0366 0.039 0.0444 0.0706 0.1031 0.0696 0.0546 2006 0.0016 0.0021 0.0027 0.0132 0.0136 0.0143 0.018 0.0248 0.0324 0.035 0.0306 0.0388 0.0609 0.0974 0.0699 0.0615 2007 0.0065 0.0082 0.0101 0.0138 0.0215 0.0261 0.0262 0.0352 0.0492 0.0961 0.0642

Private Credit ABS Trusts - Historical Cumulative Gross Charge-Offs(1) (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. 78 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 2002 0 0.0002 0.0006 0.0009 0.0012 0.0014 0.0026 0.0034 0.0049 0.0075 0.0089 0.0123 0.0159 0.0179 0.0192 0.0213 0.0233 0.028 0.0323 0.0361 0.0389 0.0422 0.0452 0.0482 0.0519 0.056 0.0618 0.0691 0.0739 0.0779 2003 0 0.0001 0.0002 0.0003 0.0009 0.0015 0.0022 0.0033 0.0041 0.0061 0.0083 0.0096 0.0107 0.0124 0.0143 0.0192 0.0238 0.0284 0.0317 0.0363 0.0407 0.0446 0.0495 0.0548 0.0633 0.0744 0.0825 0.0883 2004 0.0001 0.0006 0.0009 0.0013 0.0018 0.0026 0.0035 0.0042 0.005 0.006 0.0074 0.012 0.0161 0.0207 0.0245 0.0294 0.0345 0.0394 0.0452 0.0514 0.0614 0.0747 0.0839 0.0909 2005 0.0001 0.0001 0.0003 0.0004 0.0007 0.0009 0.0013 0.0027 0.0046 0.0071 0.0102 0.0149 0.0201 0.0247 0.0305 0.0371 0.0478 0.0635 0.0742 0.0825 2006 0 0.0001 0.0003 0.0012 0.0022 0.0033 0.005 0.0074 0.0107 0.0145 0.0187 0.0242 0.0331 0.0476 0.0585 0.0682 2007 0.0003 0.0007 0.0014 0.0024 0.004 0.0063 0.0092 0.0134 0.0195 0.0319 0.0412 0.0501 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002 0 0.0002 0.0006 0.0009 0.0012 0.0014 0.0026 0.0033 0.0049 0.0075 0.0089 0.0123 0.0159 0.0178 0.0192 0.0212 0.0233 0.0279 0.0323 0.0361 0.0388 0.0422 0.0451 0.0481 0.0518 0.056 0.0618 0.0691 0.0739 0.0779 2003 0 0.0001 0.0002 0.0003 0.0009 0.0015 0.0022 0.0033 0.0041 0.0061 0.0083 0.0096 0.0107 0.0123 0.0143 0.0192 0.0238 0.0284 0.0317 0.0362 0.0406 0.0446 0.0494 0.0548 0.0633 0.0744 0.0825 0.0883 2004 0.0001 0.0006 0.0009 0.0013 0.0018 0.0026 0.0035 0.0042 0.005 0.006 0.0074 0.012 0.0161 0.0206 0.0245 0.0293 0.0344 0.0393 0.0452 0.0514 0.0614 0.0747 0.0839 0.0909 2005 0.0001 0.0001 0.0003 0.0004 0.0007 0.0009 0.0013 0.0027 0.0046 0.0071 0.0102 0.0149 0.02 0.0247 0.0304 0.0371 0.0478 0.0635 0.0742 0.0825 2006 0 0.0001 0.0003 0.0012 0.0022 0.0033 0.005 0.0073 0.0107 0.0145 0.0187 0.0241 0.0331 0.0476 0.0585 0.0682 2007 0.0003 0.0007 0.0014 0.0023 0.004 0.0062 0.0092 0.0134 0.0195 0.0319 0.0412 0.0498

SLM Private Credit ABS Trusts - Prepayment Analysis Historical SLM Private Credit ABS CPRs Constant prepayment rates increased in 2007 due to the introduction of Private Credit Consolidation loans, but then declined accordingly following SLM's decision to suspend its consolidation loan program 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 2002-A 0.02 0.01 0.01 0.01 0.01 0.02 0.02 0.03 0.04 0.05 0.07 0.05 0.06 0.07 0.09 0.08 0.11 0.11 0.09 0.07 0.08 0.0945 0.0636 0.0413 0.0473 0.0546 0.0647 0.0501 0.047 2003-A 0.0236172 0.0209585 0.0213033 0.0220455 0.0266651 0.0260547 0.0330885 0.0388733 0.0594678 0.0468802 0.0474262 0.0590022 0.0766511 0.0620133 0.0898985 0.0930055 0.0822731 0.0571616 0.0651318 0.0938 0.0586 0.0482 0.0447 0.0572 0.0653 0.056 0.0531 2003-B 0.0196991 0.0190606 0.0206465 0.0202833 0.0200219 0.0245259 0.0315476 0.0482446 0.0326783 0.039373 0.044897 0.0707957 0.0685625 0.1060034 0.0909016 0.083898 0.0585169 0.0683136 0.0937 0.054 0.0434 0.042 0.062 0.0668 0.0561 0.0474 2003-C 0.0152843 0.0160452 0.014292 0.0180218 0.0179457 0.0283099 0.0361233 0.0304271 0.0367122 0.0447702 0.0722085 0.067429 0.1017183 0.0967132 0.0777458 0.057986 0.0766992 0.092 0.058 0.0429 0.0408 0.0553 0.0721 0.0586 0.0486 2004-A 0.0187456 0.0166026 0.0164751 0.029934 0.0322261 0.0245132 0.0307617 0.0418472 0.0692516 0.0711425 0.1100171 0.0959807 0.0898134 0.0642664 0.0778312 0.0992 0.0653 0.0523 0.0468 0.0606 0.0753 0.0646 0.0546 2004-B 0.0195699 0.0186244 0.0241702 0.0302471 0.0221029 0.0304168 0.03491 0.062598 0.068949 0.1246455 0.0951131 0.090922 0.0774936 0.106146 0.1023 0.0579 0.0397 0.0449 0.0542 0.0707 0.0531 0.0473 2005-A 0.0319776 0.022261 0.0243768 0.0328796 0.0597171 0.0610083 0.0990818 0.0793967 0.0819435 0.064987 0.1045868 0.1033 0.0572 0.0438 0.0457 0.0592 0.0782 0.0608 0.0541 2005-B 0.0242175 0.0279132 0.0573982 0.0555737 0.094908 0.0719371 0.073013 0.0529046 0.0893389 0.0782 0.0405 0.0297 0.0426 0.0531 0.0704 0.0549 0.0467 2006-A 0.0476348 0.0500356 0.0857629 0.0634152 0.0664913 0.0531197 0.084535 0.0687 0.036 0.0232 0.0356 0.0434 0.0572 0.0462 0.0453 2006-B 0.0447179 0.082504 0.0619091 0.0673478 0.0496674 0.0736355 0.0719 0.0388 0.0273 0.0331 0.0503 0.071 0.0529 0.0528 2006-C 0.0677068 0.0683649 0.0645688 0.0526468 0.0767421 0.0719 0.038 0.0262 0.0396 0.0516 0.0725 0.0575 0.0533 2007-A 0.0552171 0.0457742 0.0630612 0.0559 0.0274 0.0185 0.0277 0.033 0.0517 0.0387 0.0396 79

SLM Appendix 80

GAAP to Core Earnings Reconciliation 81 ($ in thousands, except per share amounts) Quarters Ended Quarters Ended Quarters Ended Quarters Ended Quarters Ended Quarters Ended Quarters Ended March 31, 2010 March 31, 2010 March 31, 2010 March 31, 2009 March 31, 2009 March 31, 2009 Dollars Diluted EPS Dollars Diluted EPS GAAP net income (loss) attributable to SLM Corporation $ 240,140 $ 0.45 $ (21,386) $ (0.10) Adjustment from GAAP to "Core Earnings" Net impact of securitization accounting - 198,590 Net impact of derivative accounting (120,107) (54,010) Net impact of Floor Income 48,886 (79,023) Net impact of acquired intangibles 9,712 9,623 Total "Core Earnings" Adjustments before net tax effect (61,509) 75,180 Net tax effect 33,143 (39,910) Total "Core Earnings" Adjustments (28,366) 35,270 "Core Earnings" net income attributable to SLM Corporation $211,774 $0.39 $13,884 ($0.03)

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